Exhibit 10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 113 to Registration Statement No. 33-26305 on Form N-1A of our report dated February 25, 2009, relating to the financial statements and financial highlights of BlackRock Funds, including BlackRock Exchange Portfolio, appearing in the Annual Report on Form N-CSR of BlackRock Funds for the period ended December 31, 2008, and to the reference to us under the heading “Financial Highlights” in the Prospectus, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

April 30, 2009